UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   LACY, VIRGINIA C.
   1655 Roberts Boulevard NW
   Kennesaw, GA  30144
2. Date of Event Requiring Statement (Month/Day/Year)
   8/20/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   CryoLife, Inc.
   CRYL
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock                               |24,000                |D               |                                               |
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Common Stock                               |110,586               |I               |Beneficiary of IRA (1)                         |
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Common Stock                               |215,500               |I               |Beneficiary of Trust (1)                       |
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Common Stock                               |30,000                |I               |Administrator of Pension Plan                  |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Stock Option            |7/19/97  |7/19/98  |Common Stock           |6,000    |16.75     |I            |Estate(2)                  |
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Stock Option            |7/19/97  |7/19/98  |Common Stock           |2,000    |16.75     |I            |Estate(2)                  |
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
Explanation of Responses:
(1) Ms. Lacy is the beneficiary of a trust and two IRAs in the name of her deceased spouse.
(2) Option is held by the estate Ms. Lacy's deceased spouse.
SIGNATURE OF REPORTING PERSON
Virginia C. Lacy
DATE
February  4, 1998